CERTIFICATE OF OFFICER
OF
LENNAR PARTNERS, INC
Pooling and Servicing Agreement dated as of April 1, 2004 (the "Agreement"), by and among GE Commercial Mortgage Corporation, as Depositor,
Wachovia Bank, N.A., as Servicer,
LaSalle Bank N.A., as Trustee, ABN AMRO Bank N.Y., as Fiscal Agent and
Lennar Partners, Inc., as Special Servicer
(GECCMC 2004-C2)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.13 of the
Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year and of its performance under this
Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Special Servicer has maintained an effective internal control system relating to its servicing of the Loans serviced by it and has fulfilled in all material respects its obligations under this Agreement throughout such year, or, and there has been no material default in the fulfillment of any such obligation,
(iii) the Special Servicer has received no notice regarding qualification, or challenging the status of the AFR/Bank of America Portfolio Loan REMIC, the PPL Component
Mortgage Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC
or of the Grantor Trust as a "grantor trust" from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.
/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.